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                                                                    Exhibit 24.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of Telxon Corporation and Subsidiaries on Form S-8 (Nos. 2-88298, 2-92434, 33-16939, 33-989, 33-32600, 33-37177,
33-43314, 33-43315, 33-60968, 33-60970 and 33-60972) of our report, which includes an explanatory paragraph related to a Consolidated Class Action, dated June 27, 1994, on our audits of the consolidated financial statements and financial statement schedules of Telxon Corporation and Subsidiaries, as of March 31, 1994 and 1993, and for each of the three years in the period ended March 31, 1994, appearing on page 28 of the Form 10-K. We also consent to the reference to us under "Selected Financial Data" appearing on page 17 of the Form 10-K.





COOPERS & LYBRAND

Akron, Ohio
June 27, 1994